                                                                   EXHIBIT 10.18

[SMITH & WESSON LOGO]
Smith & Wesson(R)
February 3, 1998

Mr. Charles Finkelstein, President
Canadian Security Agency
4480 Cote de Liesse, Suite 306
Montreal, Quebec H4N 2R1, Canada

 .
Dear Charles:

This letter will serve as a Letter of Amendment to the License Agreement between Smith & Wesson and Canadian Security Agency of May, 1996.

Contingent upon the full compliance by Canadian Security Agency with the terms and conditions of the Agreement between Smith & Wesson and Canadian Security Agency of May, 1996, that Agreement shall be renewed for a five (5) year term beyond the expiration thereof on December 31, 2006. The forgoing modification shall supersede all terms as to renewals or extension in the Agreement as originally executed for the five (5) year period. The Minimum Guaranteed Royalty for each Contract Year for said five (5) year term shall be the greater of (1) the value set forth below:

Twelfth Contract Year      $699,600
Thirteenth Contract Year   $799,600
Fourteenth Contract Year   $846,600
Fifteenth Contract Year    $931,300
Sixteenth Contract Year    $1,024,430

or, (2) an Alternative Minimum Guaranteed Royalty for each Contract Year which equals eighty percent (80%) of the total royalties due for the preceding Contract Year. All references to "dollars", "royalties", "taxes", "credits", as well as any and all other monetary values set forth herein and in the May 1996 Agreement shall refer to or be computed in U.S. Dollars.

An additional (5) five year period renewal beyond Year 16 will be executed if full compliance of all terms and conditions through Year 16 have taken place, based on a 10% increase in Minimum Guaranteed Royalty each subsequent year, or the Alternative Minimum Guaranteed Royalty as described above.

Sincerely,

/s/ John Steele                            /s/ Charles Finkelstein
------------------------------             -------------------------------------
John Steele                                    Charles Finkelstein
Director of Licensing and Merchandising        President

2100 ROOSEVELT AVENUE, PO. BOX 2208, SPRINGFIELD, MA 01102-2208 * (413) 781-8300

[SMITH & WESSON LOGO]
Smith & Wesson(R)

                              ASSIGNMENT OF LICENSE

WHEREAS Canadian Security Agency, Inc. (the "Licensee") is the licensee under a certain license, dated May 31, 1996, titled "Trademark License Agreement", a copy of which is annexed hereto (the "License"), by and between the Licensee and Smith & Wesson Corp. (the "Licensor");

WHEREAS Charles Finkelstein and Terrence Corcoran, sole shareholders of the Licensee (the "Shareholders"), have formed and incorporated International Licensing Corporation, a Florida corporation, for the purpose of succeeding to the rights of the Licensee, for the purpose of holding, developing and operating the License (the Assignee"); and

WHEREAS the Assignee is controlled by the Shareholders of the Licensee and the present directors of Licensee have voting control of the Assignee, in accordance with the requirements of Section 18 of the Trademark License Agreement,

NOW THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, Licensee, Licensor and Assignee, hereby agree to the following assignment (the "Assignment"):

Licensee hereby assigns, transfers and conveys to Assignee all its rights and interests under the Trademark License Agreement and the License.

This Assignment shall remain in full force and effect from October 19, 1998 for all of the remainder of the License term, including all amendments or extensions thereto, subject to as conditions, covenants, and terms, including payment of royalties to Licensor.

This Assignment shall inure to be benefit of, and be binding on, the parties hereto, their heirs, successors and assigns.

Dated this 21 day of October 1998.

Canadian Security Agency, Inc.        Smith & Wesson Corp.

/s/ Terrence Corcoran                 /s/ George Colclough
------------------------------        ------------------------------------------
By: T. Corcoran                       G. Colclough

International Licensing Corporation

/s/ Charles Finkelstein
-----------------------------------
By C. Finkelstein

2100 ROOSEVELT AVENUE, PO. BOX 2208, SPRINGFIELD, MA 01102-2208 * (413) 781-8300

                              SMITH & WESSON CORP.

                           TRADEMARK LICENSE AGREEMENT

This Agreement effective as of May 31, 1996, by and between SMITH & WESSON CORP., a Delaware Corporation with its principal office at 2100 Roosevelt Avenue, Springfield, Massachusetts 01102-2208, (hereinafter called Licensor"), and Canadian Security Agency Inc., a Corporation, having its principal office at 4480 Cote de Liesse, Suite 306, Montreal, Quebec, Canada, H4N 2R1, (hereinafter called "Licensee"). In consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Licensor and Licensee, the parties agree as follows:

1. Definitions: As used in this Agreement, the following terms shall have the following meanings:

         a. "Marks" shall mean those trademarks and service marks identified in Exhibit A, attached hereto, and all of the Licensor's rights in such Marks including, without limitation, common law rights, and registrations and applications for registration of any such Marks in any state, federal or other jurisdiction.

         b. "Licensed Articles" shall mean the articles of merchandise listed in Exhibit B, attached hereto and marked with one or more of the Marks.

         c. "Licensed Services" shall mean the services listed in Exhibits C & D attached hereto and carried out in association with one or more of the Marks.

         d. "Net Sales Price" shall be the invoiced price at which Licensed Articles and Licensed Services are sold or provided by Licensee, less any sales tax, and less any credits for returns actually made or allowances in lieu of returns, provided that such returns and/or allowances relate to sales which were previously included in royalty calculations under this Agreement and less trade discounts and/or retailer promotional programs. The Net Sales Price on account of sales, giveaways, or other transactions, without charge or at discounted prices, and sales to, any person directly or indirectly related to or affiliated with Licensee shall be computed based on regular selling prices to the trade. There shall be no deduction from the Net Sale Price on which royalties are due hereunder for uncollectible accounts, advertising expenses or other expenses of any kind except those specifically identified in this Section.

         e. "Territory" is the geographic area identified in Section 2(a) of this Agreement.

         f. "Minimum Guaranteed Royalties" shall have the meaning set forth in Section 3(e) of this Agreement.

         g. "Contract Year" and "First Contract Year" shall have the meanings given those respective terms set forth in Section 2(c) of this Agreement.

2.       Grant of License, Term, Licensee's Duties

         a. Except as set forth hereinafter in paragraph F, Licensor hereby grants to Licensee an exclusive worldwide license to use and/or sublicense the use of the Marks in connection with the retail sale of Licensed Articles and Services in the private and proprietary security industry. Under this grant, Licensee may only sublicense in strict accordance with the provisions of this Agreement. Licensee shall not use, or permit the use of, the Marks with any other product or for any other services, except as specifically provided in this Agreement. No sublicense agreement shall be concluded with any third party without the Licensor's prior written consent, which consent shall not be unreasonably withheld, and unless such sub-license agrees in writing to be bound by all of the terms and conditions of this Agreement. A copy of such written agreement shall be provided directly to the Licensor. Licensee shall take all steps and timely notify Licensor of all steps as shall be necessary to protect Licensor's trademark rights in such marks, and to assure Licensor's exclusive ownership thereof.

         b. Notwithstanding the provisions of sub-paragraph (a) above, at any time after the expiry of the Third Contract Year, the Licensor shall have the option to terminate this Agreement with regard to any Licensor specified licensed product(s) and/or licensed service(s) in a Licensor specified country, provided it first gives the Licensee prior written notice of One Hundred and Eighty (180) days of its intention to do so, which termination will only become effective should the Licensee and/or a duly appointed sub-licensee not commence to market the specified licensed product(s) and/or licensed service(s) in such specified country, or submit to Licensor an acceptable business plan to market said specified licensed product(s) and/or licensed service(s) in such specified country prior to the expiry of such one hundred and eighty day period.

         c. The term of this Agreement shall be for ten (10) years and seven (7) months commencing May 31, 1996 and ending December 31, 2006 at midnight, unless sooner terminated. Each period from January 1 through December 31 during the term hereof is hereinafter referred to as a "Contract Year", with the exception of the "First Contract Year", which shall be for the period from the date hereof through December 31, 1996. This Agreement shall be automatically extended for successive Contract Years after termination of the initial term unless Licensor or Licensee gives the other party written notice of its intention not to so extend this Agreement at least one hundred eighty (180) days one (1) year prior to the expiration date of the current Contract Year. Moreover, the Licensee shall have the option to terminate this Agreement during the First and Second Contract Years, provided it gives the Licensor written notice of such intention at least one hundred and eighty (180) days prior to the expiration date thereof. A party's determination not to extend this Agreement may be effected without cause.

         d. Licensee shall use its best efforts to promote the sale of Licensed Articles and Services in the Territory and shall maintain resources and a sales force sufficient and adequate to accomplish Licensee's obligations hereunder.

         e. The articles of merchandise and services respectfully set forth on Exhibits B, C and D are exemplary and can be modified from time to time by written agreement of the parties without altering the scope of the license grant or other terms of this Agreement.

         f. If Licensee shall enter into any sublicense agreement pursuant to the authority granted in this Agreement, then

                           (1) Licensee shall be jointly and severally liable
                  with such sublicensee to indemnify Licensor in. accordance with the terms of this Agreement (regardless of whether or not such sublicensee is legally determined to have direct liability to Licensor hereunder) with respect to any actions by such sublicensee or any party acting through such sublicensee which would give rise to an indemnification obligation of Licensee under this Agreement were such actions taken by Licensee itself;

                           (2) Licensee shall be fully liable to Licensor for
                  the payment of any costs and expenses which are incurred as the result of the exercise of any rights hereunder by Licensee or its sublicensees under this Agreement where this Agreement provides that such costs and expenses shall be for the account of Licensee or its sublicensees; and

                           (3) All Licensed Articles and Licensed Services sold,
                  distributed, rendered or otherwise provided under any sublicense granted pursuant to this Agreement shall be subject to the royalty and revenue provisions in this Agreement as though sold, distributed or otherwise provided by Licensee; and Licensee guarantees the payment of any and all royalties due to Licensor under any sublicense, and agrees to monitor all of its sublicensees to ensure the accurate and prompt payment of all royalties accruing under such sublicenses.

         g. Licensee acknowledges that Licensor has and continues to develop and market products and services for the security industry either directly or through third parties. These same products and services are separate from this Agreement and are not governed by its terms and conditions. No provisions of this Agreement shall be interpreted to preclude Licensor from continuing to develop or from continuing to make or have made these products or from rendering or causing to be rendered these services to the security industry.

         h. Licensee shall make available to Licensor or its designated agent(s) any Licensed Article and/or Licensed Service on the most favorable terms and conditions offered by Licensee for that Licensed Article and/or Licensed Service.

3.       Royalties and Payment, Minimum Guaranteed Royalties, Reporting

         a. Licensee shall pay Licensor a royalty equal to two and one-half (2 1/2%) percent of the Net Sales Price of all Licensed Articles and/or Licensed Services as set out in Exhibits B and C sold, distributed or otherwise provided by Licensee or any of its sub-licensees during or after the term of this Agreement.

         b. Licensee shall pay Licensor a fifty percent (50%) share of the gross revenue derived from the provision of those Licensed Services as set out in Exhibit D by the Licensee or any of its sub-licensees.

         c. On or before the fifteenth day of the first month of each calendar quarter, Licensee shall furnish to Licensor full and accurate statements, certified by the Chief Financial Officer of Licensee, showing the number, description, total Net Sales Prices and gross revenue of the Licensed Articles and Licensed Services sold, distributed or otherwise provided by the Licensee and any of its sublicensees during the preceding calendar quarter. Licensee shall, simultaneously with such statements, pay to Licensor the royalties and/or gross revenue share due thereon. Licensee may credit against any such payment any Minimum Guaranteed Royalty payment made by Licensee contemporaneously with such quarterly statement. Any Minimum Guaranteed Royalty paid for any Contract Year shall not be refunded to Licensee, and may not be credited to royalties due in any subsequent Contract Year, regardless of the sales of Licensed Products and Licensed Services. On or before the first day of the fourth month following the end of each Contract Year, Licensee shall furnish to Licensor a statement certified by the Chief Financial Officer of Licensee showing total sales of Licensed Articles and Licensed Services, gross revenues therefrom as well as royalties and/or gross revenue share due and royalties and/or gross revenue share paid for the preceding Contract Year. If such statement discloses that the amount of royalties and/or gross revenue share paid during any period to which such statement relates were less than the amount required to be paid, Licensee shall pay such deficiency concurrently with the delivery of the statement. The quarterly and yearly statements shall each show in detail all calculations used in the computation of royalties and gross revenue share.

         d. For purposes of this Agreement, a Licensed Article or Service shall be considered sold or provided when such Article or Service has been shipped, distributed, rendered, paid for, billed or invoiced, whichever first occurs.

         e. Notwithstanding anything to the contrary set forth herein, Licensee shall pay to Licensor minimum royalties ("Minimum Guaranteed Royalties"), as follows for each Contract Year, or portion thereof, included in the term of this Agreement, until changed by mutual written agreement of the parties:

                  First Contract year                $15,000
                  Second Contract year               $45,000
                  Third Contract year                $65,000
                  Fourth Contract year               $90,000
                  Fifth Contract year                $132,000
                  Sixth Contract year                $171,000
                  Seventh Contract year              $223,000
                  Eighth Contract year               $290,000
                  Ninth Contract year                $377,000
                  Tenth Contract year                $489,000
                  Eleventh Contract year             $636,000

         f. For the First Contract Year, the Minimum Guaranteed Royalty shall be payable as follows: Five Thousand Dollars ($5,000.00) upon signing of the Agreement, Ten Thousand Dollars ($10,000) August 31, 1996. For the Second Contract Year the Minimum Guaranteed Royalty shall be payable as follows: Fifteen Thousand ($15,000) March 30, 1997, August 31, 1997, November 30, 1997. Thereafter, for each Contract Year during which this Agreement is in effect, the Minimum Guaranteed Royalty shall be paid in four equal installments on the dates on which each royalty payment is due, pursuant to Section 3(c) of this Agreement

         g. Any delinquent amounts under this Agreement shall bear simple interest at the rate of 1.5 percent per month, or if lower, the highest rate permitted by Massachusetts law, from the due date thereof until paid.

4.       Protection of Marks

         a. Licensee acknowledges Licensor's exclusive right, title and interest in and to the Marks; both at common law and under applicable laws in the United States and all other jurisdictions, and will not, either directly or indirectly, at any time, do anything to discredit, encumber or diminish any part of such right, title or interest or challenge the validity of this License. Licensee agrees that its use and any use by its sublicensees of the Marks will inure entirely to the benefit of Licensor. Licensee shall assist Licensor, to the extent necessary or appropriate, upon request by Licensor, in the procurement of any protection of Licensor's rights in the Marks. Upon Licensor's request from time to time, Licensee shall provide Licensor with six specimens of any Mark used on Licensed Articles and Licensed Services and whatever other documentation or information may be requested by Licensor for the registration of any Mark in any category into which the Licensed Articles and Licensed Services fall.

         b. Licensee shall use the Marks only in the form and manner and with appropriate legends as prescribed from time to time by Licensor, and shall not use any other trademark or service mark in combination with any Mark without prior written approval of Licensor. In any written materials, such as the packaging, advertising materials, catalogs, brochures and the like associated with the Licensed Articles or Licensed Services, in addition to the "(R)" symbol displayed adjacent to the Mark, as appropriate, Licensee shall use the following notice at least once in each such document: "Licensed Trademark of Smith & Wesson Corp."

         c. Licensee recognizes that the SMITH & WESSON name, all trade dress and associated marks are world famous and that, even if not registered in any country, the unauthorized use thereof would seriously dilute the distinctiveness of such name, trade dress and the associated marks and would irreparably harm the Licensor.

         d. Licensee shall immediately notify Licensor in writing of any infringements or third party imitations of any Mark or other act of a third party which may concern the mark(s), of which Licensee becomes aware. Licensor shall have the sole right to determine whether or not any action shall be taken on account of such infringements or imitations. Licensee shall not institute any suit or take any action on account of any such infringements or imitations without first obtaining the written consent of Licensor to do so.

         e. Licensor shall undertake to apply for and obtain registration, in its name and at its own expense, of any of the Marks in association with the Licensed Articles and Licensed Services in any country in which Licensee may request and as deemed by Licensor to be necessary or appropriate to protect the Marks and the goodwill associated therewith, provided Licensee provides Licensor with bona fide evidence of use or intended imminent use of such Marks in association with any of the Licensed Articles or Licensed Services in such country.

5.       Assignment of Marks

         If Licensee shall acquire by act or operation of law by deed or operation of law any rights in the marks in any country, Licensee shall notify Licensor and immediately assign such rights to Licensor, together with any goodwill that may have inured to the benefit of the Licensee. Licensee shall not permit any other person to use any of the Marks without Licensor's prior written consent, and shall cause any sub-licensee, manufacturer or other person involved in the production, promotion, sale or provision of Licensed Articles and Licensed Services to agree to assign to Licensor any rights in any Mark acquired by such sub-licensee, manufacturer or other person.

6.       Indemnification

         a. Licensee shall at all times, and to the fullest extent permitted by law, indemnify and hold harmless Licensor and its successors, assigns, franchisees, subsidiaries, affiliates, licensing agents and distributors, and the directors, officers, agents and employees of each of the foregoing entities, from and against any and all damages, demands, claims, suits, actions, investigations, charges, costs and expenses including, without limitation, attorneys fees and court costs, settlement amounts, judgments, compensation for damages to Licensor's reputation and any losses of any nature which arise out of or are based upon any of the following:

                  (1) Any actual or alleged design defect, manufacturing defect, failure to warn or instruct, breach of warranty, negligence, strict liability in tort, or any other product liability legal theory associated with Licensed Articles and Licensed Services;

                  (2) The infringement, alleged infringement or any other violation or alleged violation of any patent, trademark or copyright rights or other proprietary rights owned or controlled by third parties by reason of the manufacture, use, advertising, sale, distribution or provision of the Licensed Articles and Licensed Services;

                  (3) The violation, or alleged violation, of any federal, state or local law, regulation, ruling, standard or directive or of any industry standard with respect to the Licensed Articles and Licensed Services;

                  (4) Licensee's breach of any warranty, representation, agreement or obligation hereunder; or

                  (5) Any other acts or omissions of Licenses, or its agents, servants or contractors with respect to the manufacture, promotion, provision or sale of Licensed Articles and Licensed Services.

         b. Licensee shall promptly give Licensor notice of any action, suit, proceeding, claim, demand, inquiry or investigation relating to the Marks or Licensed Articles and Licensed Services. Licensor may, at its sole option, elect to undertake the defense of any such action, suit, proceeding, claim, demand, inquiry or investigation, provided that such an undertaking by Licensor shall not diminish Licensee's obligation hereunder to indemnify Licensor and to hold it harmless. Licensor may, at any time and without notice, order or consent to a recall, the making of refunds or settlements, or the giving of notice to consumers or similar remedies with respect to the Licensed Articles and Licensed Services. All losses and expenses incurred under this Section shall be chargeable to License pursuant to its obligations to indemnity under this Section, regardless of any actions, activity or defense undertaken by Licensor or Licensee or the subsequent success or failure of such actions, activity or defense.

         c. Licensor assumes no liability whatsoever for the acts and omissions of Licensee, or any of those with whom Licensee may contract for the promotion, manufacture, distribution, sale or provision of Licensed Articles and Licensed Services, notwithstanding any prior consent by Licensor to such contract.

7.       Insurance

         Licensee shall maintain, throughout the term of this Agreement, at its own expense, liability insurance from an insurance company, with such liability coverages and limits as are acceptable to Licensor with an amount of ($5,000,000) five million dollars per occurrence, including a contracted liability endorsement. Such policies shall name Licensor as an additional insured and shall provide that Licensor shall receive at least 30 days prior written notice of intent to cancel, alter or amend such policy. Licensee shall provide Licensor within thirty (30) days of the execution of this Agreement and upon Licensor's request from time to time thereafter, with certificates or other evidence of insurance required by this Section. Licensee shall keep all insurance coverages required by this Agreement in full force and effect for a period of three years after the termination of this Agreement.

8.       Quality of Licensed Articles

         a. Licensee agrees, represents and warrants to Licensor, that all Licensed Articles and Services shall be state-of-the-art, of high safety and structural standards, of such style, appearance, quality and consistency as shall be suitable for distribution and satisfactory for consumer usage, and otherwise merchantable and fit for the purposes for which they are intended to be used. At least 30 days before manufacturing or promoting, and again before distributing, selling or providing any Licensed Article or Licensed Service, and upon Licensor's request from time to time, Licensee shall submit to Licensor, for its written approval, not to be unreasonably withheld, of the Mark usage, samples or description of each Licensed Article or Licensed Service together with any labeling, packaging, or promotion material and literature in respect of which such Licensed Article is to be marketed, sold or provided. The number of samples to be furnished by Licensee shall be such reasonable number as Licensor may from time to time request. All samples shall be provided without charge to Licensor. No Licensed Article or Service shall be distributed, sold or provided pursuant to this Agreement until Licensee has obtained Licensor's written approval of the samples submitted. It is understood, however, that failure of the Licensor to provide Licensee with written approval or rejection of the samples submitted within twenty (20) business days of the Licensor's receipt of such samples shall be deemed to constitute approval on the part of the Licensor of such samples.

                  b. All Licensed Articles and Licensed Services shall be of the same quality and workmanship as the approved sample, and in the manufacture and provision thereof, Licensee shall cause to be used state-of-the-art manufacturing processes, techniques and quality control procedures in order to ensure that the Licensed Articles and Licensed Services will consistently comply with the highest product quality standards. Under no circumstances shall Licensee sell, distribute, give away or otherwise deal or cause to have sold, distributed, given away or otherwise dealt Licensed Articles or Licensed Services that are seconds or sub-standard, that bear a distortion of the Marks or that otherwise do not comply with this Agreement.

                  c. Licensee shall consistently distinguish the Licensed Articles and Licensed Services from other products and services manufactured, sold and provided by Licensee and shall avoid any confusing similarity between such other products and services and the Licensed Articles and Licensed Services. Licensee shall take such actions as are necessary to maintain the Licensed Articles and Licensed Services as separate and distinct lines of styling, design and merchandising from any other product and service manufactured, sold or provided by Licensee.

                  d. Licensee shall, no later than 90 days before the expiration of any Contract Year, furnish Licensor a statement showing the number and description of Licensed Articles in inventory and in process and of Licensed Services being provided.

9.       Compliance with Government, Regulations, Industry Standards and Product
         Testing

                  a. Licensee agrees that the manufacture, distribution and sale of the Licensed Articles and rendering of Licensed Services will conform at all times to all applicable federal, state and local laws, regulations, industry standards, ordinances and other enactments, including, without limitation, those relating to product and service safety.

                  b. The Licensed Articles and Licensed Services shall comply with all relevant government regulations and meet all industry standards applicable thereto. All those individuals engaged in the offering of the Licensed Services shall be the highest ethical and moral character and shall be certified by the appropriate industry boards and/or government agencies to the highest level appropriate to each individual's respective position.

10.      Promotional Material

                  Licensee shall not use the Marks or any reproduction thereof in any advertising, promotional or display material without Licensor's prior written approval. Under no circumstances will promotional materials or programs be used by Licensee that reflect unfavorably on the Marks or disparage marks of third parties. All advertising, display or promotional copy utilizing or in any way connected with the Marks, shall carry a notice that the Marks are the property of Licensor, and at least six copies of such advertising, display or promotional copy shall be submitted to Licensor for prior written approval, not to be unreasonably withheld, at least 30 days in advance of production and upon Licensor's request from time to time thereafter. Any approval granted by Licensor under this Section will extend only to Licensee's use of the Marks. It is understood, however, that failure of the Licensor to provide Licensee with written approval or rejection of the copies submitted within twenty (20) business days of the Licensor's receipt of such copies shall be deemed to constitute approval on the part of the Licensor of such copies. Licensor shall not be liable for content or accuracy of such advertising, promotional or display material nor for infringement of patents, copyrights, trademarks, or any other proprietary rights owned, used, or controlled by third parties, by reason of Licensee's promotional activities.

11.      Records

         a. Licensee shall keep accurate books of account and records covering all transactions relating to the license herein granted. Licensor and its duly authorized independent accountants or other representatives shall, from time to time, have the right at reasonable times upon Licensor's prior written request of at least five (5) business days to examine such books of account and records and other documents and material in Licensee's possession or under its control with respect to Licensee's activities in connection with this Agreement, and such persons shall have free and full access for such purposes and may make copies thereof or extracts therefrom. Licensee shall keep all such records available to Licensor for at least three years after expiration or termination of this Agreement. Licensee will designate a symbol or number which will be used exclusively in connection with the Licensed Articles and Licensed Services and with no other articles or services which Licensee may manufacture, sell or distribute, and that duplicates of all billings by Licensee to its customers with respect to Licensed Articles and Licensed Services shall be kept by Licensee for inspection as is herein provided.

         b. If any audit by Licensor shall reveal a shortfall of royalties and gross revenue share paid by Licensee against royalties and gross revenue share actually due in accordance with this Agreement, Licensee shall within fifteen (15) days make payment to Licensor of such shortfall, plus simple interest at the rate of 1.5 percent per month or if lower, the highest rate permitted by Massachusetts law, for the period of such shortfall. In addition, if such audit shall reveal a shortfall of more than five percent of royalty and gross revenue share due, Licensee shall reimburse Licensor for the services of its accountant and for any other expenses of Licensor incident thereto including, without limitation, any attorneys' fees and costs of collection.

12.      Licensor's Obligations

         a. Within thirty (30) days of the execution of this Agreement, Licensor will provide Licensee with its current customer list and will provide Licensee with updates thereon at the commencement of each Contract Year. Licensee acknowledges that the customer list is a valuable asset of the Licensor and remains Licensor's exclusive property. Licensee will not divulge any contents of the list nor make any use of the list not contemplated by this Agreement.

         b. Within seven (7) days of the execution of this Agreement, Licensor will issue a press release announcing the execution of this Agreement.

         c. Licensor will, at the sole expense of Licensee, undertake to expand the contents of its annual catalogue to illustrate therein the Licensed Articles and Licensed Services contemplated by this Agreement.

         d. Licensor will provide Licensee access to and full information as to its existing distribution channels and will endeavor to enable Licensee to make full use thereof.

         e. Licensor will advise each of its existing Licensees of the nature of the Licensed Articles and Licensed Services covered by this Agreement.

13.      Termination

In addition to any other rights which Licensor may otherwise have, Licensor may terminate this Agreement at any time, immediately upon written notice:

         a. If within six (6) months from the date of this Agreement, Licensee shall not have begun the bona fide design, specification and/or concluded contracts for production, distribution, sale and provision of the Licensed Articles and Licensed Services; or

         b. If Licensee shall, after said written notice, fail for a period in excess of three consecutive months to continue the bona fide design, specification, distribution, sale or provision of the Licensed Articles and Licensed Services; or

         c. If Licensee shall fail to make any payment due hereunder or to deliver any of the statements required hereunder, and if such default shall continue for a period of 15 days after notice of such default by Licensor to Licensee or if such a failure shall occur twice in any consecutive 12-month period even if both failures are corrected as provided hereunder; or

         d.       If Licensee or its property:

                  1)       Becomes subject to a receiver or trustee; or

                  2)       Becomes insolvent; or

                  3) Becomes subject to an involuntary or voluntary petition under the Canadian Bankruptcy Laws, or

                  4)       Makes an assignment for the benefit of its creditors;
                           or

         e. If there is any deliberate deficiency in the Licensee's reporting which affects royalties or gross revenue share payable or any other aspect of this Agreement; or;

         f. If any warranty, representation or covenant made by Licensee hereunder, or any information as to product quality or safety provided .by Licensee hereunder, is false or misleading; or

         g. If Licensee fails to comply with any term or condition of this Agreement, other than those specifically set forth in clauses
                  a. through f. above, and such non-compliance continues beyond a period of 15 days after notice thereof is given by the Licensor.

Any termination by Licensor shall be without prejudice to any of Licensor's other rights or remedies.

14.      Effect of Termination

         a. After expiration or other termination of this Agreement, Licensee shall have no further right to manufacture, distribute, sell, exploit, provide, render or otherwise deal in any Licensed Articles and Licensed Services which utilize the Marks, except that Licensee may dispose of Licensed Articles which are on hand or in process or complete the Licensed Services already in force or to be provided at the time of expiration or termination so long as (1) Licensee reports in writing to Licensor, no later than 30 days after termination of this Agreement, the total number of Licensed Articles which will be disposed of, (2) the total number of contracts for Licensed Services which are in force or to be provided, (3) the sale or provision thereof is completed within six months, (4) all payments when due are made to Licensor, (5) such disposal or provision of Licensed Articles and Licensed Services shall be in accordance with the terms of this Agreement, and (6) statements and royalty and gross revenue share payments with respect to that period are made by Licensee in accordance with Section 3. Notwithstanding the foregoing, in the event this Agreement is terminated pursuant to Sections 13(c), 13(d), 13(e), 13(f), or 13(g), Licensee shall not dispose of or provide any Licensed Articles or Licensed Services which are on hand, in process, in force or to be provided at the time of termination in association with the Marks. A final statement and payment shall be made by Licensee within 15 days after the end of such six-month period. Upon expiration of such six-month period herein, all molds, plates, prints and other materials used to reproduce the Marks for the manufacture or provision of the Licensed Articles and advertising of Licensed Services shall be destroyed and evidence of such destruction shall be given to the Licensor.

         b. In the event this Agreement expires or is otherwise terminated for any reason, Licensee shall, and hereby does agree to assign to Licensor any and all rights of Licensee in the Marks, including associated goodwill, and the designs trade dress and styles of the Licensed Articles and Licensed Services to the extent such design or styles contain or employ any of the Marks, and shall not thereafter market, manufacture or sell any such designs or styles or use the Marks in any manner in connection with any provided services.

         c. Except as provided in subsection (a) of this paragraph, upon the expiration or termination of this Agreement, Licensee shall immediately cease all further use of the Marks and any names, trademarks, characters, symbols, designs, likenesses or visual representations as might be likely to cause confusion or deceive purchasers or prospective purchasers or dilute any trade name, trademark, trade dress or service mark of Licensor including, without limitation, Licensor's corporate and private names, other trademarks, symbols, designations, indices, slogans and other means of identifying products or services of Licensor, whether or not identified herein as a Mark.

         d. Licensee agrees that the Marks are distinctive and possess special, unique and extraordinary characteristics which make difficult the assessment of the monetary damages that Licensor would sustain by unauthorized use. Licensee recognizes that irreparable injury would be caused to Licensor by any unauthorized use of the Marks and agrees that preliminary and/or permanent injunctive and other equitable relief would be appropriate in the event of a breach of this Agreement by Licensee provided, however, that such remedy shall not be exclusive of other legal remedies otherwise available.

         e. Licensee's obligations and agreements set forth in Sections 3 through 11, 14, 15, 18, 20 and 21 shall survive any termination or expiration of this Agreement.

15.      Notices:

All notices and statements to be given hereunder shall be in writing, any such notice or statement shall be deemed duly given if mailed by certified mail, return receipt requested, if to Licensor, at:

Smith & Wesson Corp.
2100 Roosevelt Avenue
P.O. Box 2208 Springfield, MA 01102-2208

                               Attention:       Robert L. Scott
                                                Vice President Sales & Marketing

and if to Licensee, at:

Canadian Security Agency, Inc.
4480 Cote de Liesse
Suite 306
Montreal, Quebec H4N 2R1

                               Attention:       Charles Finkelstein
                                                President

16.      No Joint Venture

         Nothing in this Agreement shall be construed to place the parties in the relationship of partners or joint ventures, and Licensee shall have no power to bind Licensor in any manner whatsoever.

17.      Cancellation

         Licensee acknowledges that Licensor and its subsidiaries, affiliates and franchisees use the Marks to advance and promote Licenser's business, and that Licensor has a paramount obligation to preserve its ability to so use such Marks. Should the use by Licensee of any mark on Licensed Articles or Services be deemed by Licensor in its discretion to be in violation of any federal, state or local law or to adversely affect the reputation of Licensor or affect the validity, enforceability or distinctiveness of the Mark as a designation or origin for Licenser's own products, then Licensor may terminate this Agreement on one hundred and eighty (180) days notice to Licensee.

18.      Assignments, Transfers and Sublicenses

         Without the prior written consent of Licensor, which may be withheld in Licenser's sole and reasonable discretion, a) Licensee shall not voluntarily or by operation of law, assign or transfer this Agreement or any of Licensee's rights or duties hereunder ore any interest of Licensee herein, except to a third party which is controlled by Licensee, nor shall Licensee enter into any sublicense for use of the Marks by other persons otherwise than as contemplated by this Agreement; b) Licensee shall not sell or otherwise transmit or transfer to any party engaged in the design or manufacture of items similar to any of the Licensed Articles or Licensed Services, any design, style, know-how, technology or other item or knowledge of a technical or competitive nature, furnished to Licensee by or through Licensor. Any transfer or attempt to transfer of this license to any entity in which the present directors of Licensee do not have voting control shall be deemed an assignment prohibited hereunder. The consent of Licensor to one assignment, transfer or sublicense shall not be deemed to be consent to any subsequent assignment, transfer or sublicense. Nothing provided herein shall limit Licensor's right to transfer and/or assign any of its rights hereunder.

19.      Scope and Modification

         This Agreement sets forth the entire agreement between the parties, and supersedes all prior agreements and understandings between the parties, relating to the subject matter hereof. None of the terms of this Agreement may be waived or modified except as expressly agreed in writing by both parties.

20.      Severability

         Should any provision of this Agreement be declared void or unenforceable, the validity of the remaining provisions shall not be affected thereby.

21.      Governing Laws

         This Agreement shall be made in the Commonwealth of Massachusetts and its terms shall be interpreted in accordance with and governed by the laws thereof.

         The parties hereto have executed this Agreement as of the date at the beginning hereof.

                                            Licensor:

                                            SMITH & WESSON CORP.
        Witnessed By:

                                            By: /s/ Robert L. Scott
----------------------------------             --------------------------------------
                                            (Title)
                                                   ----------------------------------
                                                   Vice President & Sales & Marketing

                                            Licensee:

                                            CANADIAN SECURITY AGENCY

        Witnessed By:

                                            By: /s/ Charles Finkelstein
----------------------------------             --------------------------------------
                                            (Title)
                                                   ----------------------------------
                                                   President

                           EXHIBIT "A" -Licensed Marks

SMITH & WESSON - Canadian Registration No. 87/21255

S & W MONOGRAM - Canadian Registration No. 92/22375

S & W - Canadian Registration No. 90/21947

S & W MONOGRAM - U.S. Registration No. 93,766

S & W - U.S. Registration No. 93,767

SMITH & WESSON - U.S. Registration No. 95,164

                          EXHIBIT B - Licensed Articles

Electronic Security Products and
Systems:

         - Personal                              - Business
                  o Briefcase Lock Sensors           o Panic Button/Automatic Dial
                  o Telephone Security Devices       o Controllers
                  o Child Find Receivers/            o Card Access

                           Transmitters              o Closed Circuit Television
                  o Joggers Alarm                       Cameras/ Monitors
                  o Medical Alert Alarm              o Electronic Article Surveillance
                  o Bicycle Alarm                    o X-Ray Equipment
                  o Police Emergency Automatic
                     Dial                       - Vehicle
                  o Telephone Scramblers             o Tracking Modules (Satellite,
                  o Communication Line                  Emitters)
                  o Analyzers                        o Visual Alarms
                  o Marine Alarms                    o Audible Alarms
                                                     o Automatic Panic Dial Controllers
         - Domicile                                  o Perimeter Alarms
                  o Seismic Intrusion Detectors      o Glass Break Detectors
                  o Keypads                          o Motion/Gravity Change
                  o Infrared Sensors                   Sensors
                  o Main Panel Circuit Boxes         o Remote Start Controllers
                  o Closed Circuit Television        o Ignition "Kill" Switches
                  o Camera/Monitors                  o Bomb Detectors
                  o Automatic Lighting
                  o Thermal Detectors           - Crime Detection
                  o Automatic Wireless               o Voice Stress Analyzers
                  o Dial Controllers                 o Night Vision Systems
                  o Hardware and Tape Alarms         o Thermal Sensors
                  o External Motion Detectors        o Covert Camera Equipment
                                                     o Theft Detection Powders/
                                                       Pigments
         - Business                                  o RF Detectors
                  o Letter Scanners                  o Telephone Analyzers
                  o Metal Detectors                  o Lie Detectors
                  o Shredders
                  o Facsimile Encryption        - Data Recording
                  o Automated Anti-Intrusion         o Loggers
                    Software/Hardware                o Tape Recorders
                  o Telephone Security               o Video Recorders/Monitors

         - Data Recording (continued)           - Surveillance (continued)
                  o Alarm Triggered Video            o Scanners
                  o Transmitters                     o Scopes
                  o Telephone Recorders
                  o Video Analyzers             - Illumination
                                                     o Spot Illuminators
         Safety Products:                            o Road Flairs
         - Protective                                o High Powered Beam Lights
                  o Smoke Detectors                  o Light Sticks
                  o Carbon Monoxide                  o Strobes
                    Detectors
                  o Fire Extinguishers          - Detection
                  o First Aid Kits                   o Chemical Sensors
                  o Noise Abatement Equipment        o Water Seepage Analyzers
                  o Safety Ladders                   o Pipe Burst Monitors (Gas
                  o Safety Cones                       Liquid)

         - Surveillance -                       - Measuring
                  o Wireless Microphones             o Alcho-Test
                  o "Walkie Talkies"                 o Breathalyzers

                          EXHIBIT C -Licensed Services

         Security Service:
         - Monitoring Station                   - Tracking Systems (continued)
                  o Underwriter Laboratory           o Automated Video, Audio,
                  o Certified Computer Systems         Data Transmitters
                  o Analog and Digital Reception     o Mobile Patrol Stations
                    Equipment                        o Airborne Trackers
                  o Telephone Response -
                    Personal                    - Investigative
                  o Telephone Response -             o Loss Prevention
                    Automated                        o Private Investigation
                  o Guard Response                   o Personnel Certification
                  o Video Analyzers
                  o Post Alarm Response         - Surveillance
                    Recorders                        o Uniformed Guard Services
                  o Guard/Police                     o Closed Circuit Video
                    Communication Systems              Monitoring
                  o Remote Response (Voice,          o Intelligence Gathering (Air,
                    Alarm) Controllers                 Vehicle, Stationary)
                                                     o Service and Integrity Testing
         - Tracking System                           o Undercover
                  o Satellite Date Processing        o Executive Protection
                  o Computers

                          EXHIBIT D - Licensed Services

INSURANCE COVERAGE:

- Personal
         o Life Insurance

         o Disability Income Insurance
         o Medical and Hospitalization Insurance
         o Group Insurance (Medical, Dental)

- Domicile

         o Home Owner Insurance Policy
         o Tenant Insurance
         o Condominium Insurance
         o Supplemental and Travel Insurance

- Vehicle

         o Collision Insurance
         o Fire and Theft Insurance
         o Loss of Use Insurance
         o Replacement Cost Insurance
         o Accident Benefit Insurance
         o Personal Liability Insurance

- Business

         o Comprehensive General Liability
         o Business Interruption Insurance
         o Umbrella Policy Coverage
         o Failure to Perform Insurance